Exhibit 3.7

GENERAL FINANCE CORPORATION

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

            % SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

General Finance Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. The name of the corporation is General Finance Corporation (the “Company”).

2. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 14, 2005, and has been amended or restated from time to time. The Amended and Restated Certificate of Incorporation of the Company (as may be amended or restated from time to time, the “Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 4, 2006.

3. Pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation, and pursuant to the provisions of Sections 103, 141(c)(2) and 151(g) of the DGCL, a duly authorized committee of directors of the Company, at a duly convened meeting on March 15, 2013, adopted the following resolution creating a series of 400,000 shares of preferred stock of the Company designated as             % Series C Cumulative Redeemable Perpetual Preferred Stock:

RESOLVED, that, pursuant to authority conferred by Section (A) of the Fourth Article of the Company’s Restated Certificate of Incorporation, the             % Series C Cumulative Redeemable Perpetual Preferred Stock is hereby authorized and established as a new and separate series of preferred stock of the Company, having the designations, powers, preferences and rights, and being subject to the qualifications, limitations or restrictions, fixed as set forth below:

Section 1. Number of Shares and Designation. This series of preferred stock shall be designated as             % Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Shares”). The number of shares that shall constitute such series shall be 400,000, subject to being increased or decreased in the manner permitted by the DGCL.

Section 2. Dividends.

(a) Holders of issued and outstanding Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Stated Rate of the $100.00 per share stated liquidation preference of the Series C Preferred Shares. Except as otherwise provided in Section 2(d) hereof, the Dividend Rate shall be equal to the Stated Rate. Dividends shall accrue and accumulate on each issued and outstanding share of the Series C Preferred Shares on a daily basis during each Dividend Period, from and including the preceding Dividend Payment Date or the original date of issuance of such share, as the case may be, to but excluding the applicable Dividend Payment Date for such period, and shall be payable on each Dividend Payment Date. Such dividends shall accrue on accumulated and unpaid dividends at the Dividend Rate; provided, however, that if any Dividend Payment Date is not a Business

Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day by reason of such later payment. Dividends payable on the Series C Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be, except in the case of payments of dividends in arrears as provided in Section 2(b) hereof, the Business Day immediately preceding the applicable Dividend Payment Date (each such date, a “Record Date”).

(b) No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless (a) full cumulative dividends have been or contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on all outstanding Series C Preferred Shares and any Parity Securities through the most recent respective Dividend Payment Dates and (b) the Company is in compliance with the Fixed Charge Coverage Ratio as further described in Section 8 hereof. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board and paid on any date fixed by the Board, whether or not such date is a Dividend Payment Date, to holders of the Series C Preferred Shares on the Record Date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full cumulative dividends described in this Section 2(b). Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 2(a) hereof, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares.

(c) No later than the close of business, New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, in respect of the Series C Preferred Shares that have been declared by the Board to the holders of such shares, as such holders’ names appear on the Company’s stock transfer books maintained by the Registrar and Transfer Agent, as of the applicable Record Date.

(d) Upon the failure of the Company to pay dividends in full in respect of the Series C Preferred Shares on any two Dividend Payment Dates, whether consecutive or not, the per annum dividend rate shall increase by an additional 2.00% per $100.00 stated liquidation preference, or $2.00 per annum, or $0.50 per quarter, per Series C Preferred Share commencing on and after the day following such second Dividend Payment Date. Thereafter, on each subsequent Dividend Payment Date on which cash dividends on the Series C Preferred Shares shall not be declared and paid, the annual Dividend Rate on the Series C Preferred Shares Payable shall increase by an additional 2.00% per annum per $100.00 stated liquidation preference per Series C Preferred Share, up to a maximum annual Dividend Rate on the Series C Preferred Shares of 19.00%. Notwithstanding the foregoing, each such increase in the annual dividend rate on the Series C Preferred Shares will lapse if and when the Company has paid all accrued but unpaid dividends on the Series C Preferred Shares for two consecutive Dividend Payment Dates. The Dividend Rate will then return to the Stated Rate, subject to the revesting of the right of holders of the Series C Preferred Shares to receive a Dividend Rate increase on the terms and under the circumstances described in this Section 2(d).

(e) Upon the failure of the Company to maintain the listing of the Series C Preferred Shares on the NYSE, NYSE MKT or NASDAQ Stock Market or any exchange that is the successor to the NYSE, NYSE MKT or NASDAQ Stock Market (a “Listing Failure”), the per annum dividend rate shall increase by an additional 2.00% per $100.00 stated liquidation preference, or $2.00 per annum, or $0.50 per quarter, per Series C Preferred Share commencing on and after the day following the 30th day of such Listing Failure. Notwithstanding the foregoing, such increase in the annual dividend rate on the Series C Preferred Shares will lapse if and when the Company has caused the Series C Preferred Stock to become so listed on the NYSE, NYSE MKT or NASDAQ Stock Market or any exchange that is the successor to the NYSE, NYSE MKT or NASDAQ Stock Market. The Dividend Rate will then return to the Stated Rate, subject to the revesting of the right of holders of the Series C Preferred Shares to receive a Dividend Rate increase on the terms and under the circumstances described in this Section 2(e).

(f) Provided the Series C Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will be responsible for crediting accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Shares in accordance with the instructions of such beneficial owners.

Section 3. Liquidation Preference.

(a) Subject to the rights of the Company’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities as to the distribution of assets on any Liquidation of the Company, each holder of outstanding Series C Preferred Shares shall be entitled to receive an amount of cash equal to $100.00 per share plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any Liquidation of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series C Preferred Shares shall be insufficient to pay in full the preferential amount payable to the holders of the Series C Preferred Shares as described in this Section 3(a) and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any Liquidation of the Company, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Securities if all amounts payable thereon were paid in full.

(b) Subject to the rights of the Company’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation of the Company, after payment shall have been made in full to the holders of the Series C Preferred Shares, as provided in this Section 3, the holders of any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares shall not be entitled to share therein or have any other right or claim to such assets.

Section 4. Redemption.

(a) The Series C Preferred Shares shall not be redeemable by the Company prior to             , 2018. On and after             , 2018, the Company may redeem the Series C Preferred Shares,

in whole at any time or from time to time in part, at the option of the Company, for cash, at a redemption price of $100.00 per Series C Preferred Share plus the amount of accrued dividends indicated in Section 4(b) hereof.

(b) Upon any redemption of Series C Preferred Shares pursuant to this Section 4, the Company shall pay any accumulated accrued and unpaid dividends in arrears thereon (whether or not declared) to, but not including, the Redemption Date.

(c) Notwithstanding the foregoing, if as of any particular date all accumulated accrued and unpaid dividends on the Series C Preferred Shares and any other class or series of Parity Securities of the Company have not been paid or declared and set apart for payment, the Company shall not repurchase, redeem or otherwise acquire, whether under this Section 4 or otherwise, in whole or part: (i) any Series C Preferred Shares or Parity Securities unless (x) all outstanding Series C Preferred Shares and Parity Securities are simultaneously redeemed or (y) any such repurchase, redemption or acquisition is effected pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and any Parity Securities; or (ii) any Common Stock or other Junior Securities.

(d) Written notice of the redemption of any Series C Preferred Shares under this Section 4 shall be mailed, postage prepaid, to each holder of record of Series C Preferred Shares to be redeemed at the address of each such holder as shown on the Company’s stock transfer records, not less than 30 nor more than 90 days prior to the Redemption Date. Neither the failure to give notice required by this Section 4(d), nor any defect in the notice therein or in the mailing thereof, to any particular holder, shall affect the validity of the redemption proceedings with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Redemption Date; (ii) the redemption price per Series C Preferred Share (determined as set forth in Section 4(a) hereof, as applicable, and Section 4(c) hereof); (iii) the number of Series C Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed in connection with any partial redemption, the number (and the identification) of such shares to be redeemed from such holder; (iv) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered for payment; (v) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date; and (vi) that the shares of Series C Preferred Shares are being redeemed pursuant to the Company’s optional redemption right under Section 4(a) hereof. If a notice of redemption is duly mailed as aforesaid, then from and after the Redemption Date, (i) dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of such Series C Preferred Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon); provided, however, that no such rights shall terminate if the Company fails to provide funds sufficient to complete the redemption at the time and place specified for payment pursuant to the applicable redemption notice.

(f) Provided the Series C Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price shall be paid by the Registrar and Transfer Agent to the Securities Depository no later than the Redemption Date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent. If the Company gives or causes to be given a notice of redemption, then the Company shall deposit with the Registrar and Transfer Agent funds sufficient to redeem the Series C Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the Redemption Date, and will give the Registrar and Transfer Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon the actual or deemed surrender of the certificates therefor. The Company shall be entitled to receive from the Registrar and Transfer Agent the interest income, if any, earned on such funds deposited with the Registrar and Transfer Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited by the Company with the Registrar and Transfer Agent pursuant to this Certificate for any reason, including, but not limited to, redemption of Series C Preferred Shares, that remain unclaimed or unpaid two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which payment of the holders of the Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company.

(g) Notwithstanding any notice of redemption, the Series C Preferred Shares shall not be redeemed until funds sufficient to pay the full redemption price of such shares, including all accrued dividends thereon specified in Section 4(b) hereof, have been deposited by the Company with the Registrar and Transfer Agent.

(h) If fewer than all of the outstanding Series C Preferred Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Company, and those shares will be redeemed by lot or such other method of selection determined by the Securities Depository, with adjustments to avoid redemption of fractional shares. Provided all shares of Series C Preferred Shares are held of record by the nominee of the Securities Depository, the Company shall give notice, or cause notice to be given, to the Securities Depository of the number of Series C Preferred Shares to be redeemed, and the Securities Depository shall determine the number of Series C Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant holding more shares than the number subject to redemption will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Shares for its own account). Under such circumstances, a participant may determine to redeem Series C Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series C Preferred Shares from the accounts of other beneficial owners. If fewer than all of the Series C Preferred Shares represented by any certificate are called for redemption, upon the actual or deemed surrender of the certificate to the Registrar and Transfer Agent, the Registrar and Transfer Agent shall issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Shares represented by the surrendered certificate that have not been called for redemption.

(i) Notwithstanding anything to the contrary in this Section 4, any redemption under this Section 4 may be affected only out of funds legally available for such purpose.

Section 5. Status of Acquired Shares. Any Series C Preferred Shares redeemed by the Company in accordance with Section 4 hereof, or otherwise acquired by the Company, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Company.

Section 6. Ranking. The Series C Preferred Shares shall, with respect to the payment of dividends and the distribution of assets upon Liquidation of the Company, be deemed to rank:

(a) senior to all Series B Preferred Stock and classes of Common Stock and to each other class or series of capital stock of the Company established after the original issue date of the Series C Preferred Shares that is not expressly made senior to or on parity with the Series C Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation of the Company (“Junior Securities”);

(b) pari passu with the Series B 8% Cumulative Preferred Stock of the Company and any other class or series of capital stock of the Company established after the original issue date of the Series C Preferred Shares that is not expressly subordinated or senior to the Series C Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof differ from those of the Series C Preferred Shares (“Parity Securities”); and

(c) junior to all of the Company’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and each other class or series of capital stock of the Company expressly made senior to the Series C Preferred Shares as to the payment of dividends and as to the distribution of assets upon Liquidation of the Company (“Senior Securities”).

Section 7. Voting Rights.

(a) The Series C Preferred Shares shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as set forth in this Section 7 or as otherwise provided by the DGCL.

(b) In the event that six quarterly dividends, whether consecutive or not, payable on the Series C Preferred Shares are in arrears, the holders of the Series C Preferred Shares will have the right, voting together as a class with the holders of shares of every other series of Parity Securities upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Securities”), at the next meeting of stockholders called for the election of directors in accordance with the Bylaws, to elect two members of the Board, and the size of the Board shall be increased as necessary to accommodate such change. The right of such holders of Series C Preferred Shares to elect two members of the Board will continue until such time as all dividends accumulated and in arrears on the Series C Preferred Shares have been paid in full, at which time such right will terminate. However, after the dividends accumulated and in arrears have been paid and the right of such holders of Series C Preferred Shares to elect two members of the Board has terminated, such right to elect two members of the Board may be reinstated in the event of a subsequent failure to pay six additional quarterly dividends, as described in this Section 7(b). Upon any termination of the right of the holders of the Series C Preferred Shares and any Voting Preferred Securities to vote as a class for directors under this Section 7(b), the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately.

(c) The directors elected at any such meeting pursuant to Section 7(b) hereof shall serve until the earlier of the next meeting of stockholders called for the election of directors and until their successors are duly elected and qualified, or until such person’s earlier resignation or removal, if such term shall not have previously terminated as provided in Section 7(b) hereof. If any vacancy shall occur among the directors elected by the holders of the Series C Preferred Shares and any Voting Preferred Securities, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by the holders of the Series C Preferred Shares and any Voting Preferred Securities or the successor of such remaining director, if any (or, in the absence of any such then-remaining director, upon the nomination of the holders of a majority of the Series C Preferred Shares and any Voting Preferred Securities acting together as a single class), to serve until the next meeting of the stockholders called for the election of directors and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided in Section 7(b) hereof. Any directors elected by the holders of the Series C Preferred Shares and any Voting Preferred Securities under this Section 7 shall each be entitled to one vote per director for any matter on which the Board is entitled to vote.

(d) So long as any Series C Preferred Shares are outstanding, the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares at the time outstanding, acting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation or these terms of the Series C Preferred Shares that adversely affects the rights, preferences or powers of the Series C Preferred Shares; provided, however, that the amendment of the provisions of the Restated Certificate of Incorporation so as to increase the authorized number of shares of Preferred Stock shall not be deemed to adversely affect the rights, preferences or voting power of the Series C Preferred Shares and shall not require the vote or consent of holders of the Series C Preferred Shares.

(e) In addition, so long as any Series C Preferred Shares are outstanding, the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares at the time outstanding, voting as a class together with the holders of any Voting Preferred Securities, shall be required prior to the Company’s creation or issuance of:

(i) any Parity Securities if the cumulative dividends payable on outstanding Series C Preferred Shares are in arrears; or

(ii) any Senior Securities.

(f) For purposes of this Section 7, with respect to any matter as to which the holders of Series C Preferred Shares are entitled to vote as a class, such holders shall be entitled to one vote per share.

Section 8. Fixed Charge Coverage Ratio. The Company shall not declare, pay or set apart for payment any cash dividend on any Junior Securities unless the Company’s Fixed Charge Coverage Ratio equals or exceeds $2.00. Compliance with the foregoing covenant shall be measured on the last day of each of the Company’s fiscal quarters, commencing June 30, 2013. Within 60 days after the end of each fiscal quarter, the Company shall deliver to the Registrar and Transfer Agent an officer’s certificate confirming compliance with the covenant described in this Section 8. Each such certificate shall be made available to the holders of the Series C Preferred Shares upon written request to the Registrar and Transfer Agent. The Company shall mail, within five Business Days of the discovery thereof, to all holders of the Series C Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with the covenant described in this Section 8. Other than the limitation on the Company’s ability to pay dividends specified in this Section 8, the Company’s failure to comply with the covenant described in this Section 8 will have no effect on the preferences, powers or rights of the Series C Preferred Shares.

Section 9. Record Holders. The Company and the Registrar and Transfer Agent shall deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Registrar and Transfer Agent shall be affected by any notice to the contrary.

Section 10. Sinking Fund. The holders of Series C Preferred Shares shall not be entitled to (i) any mandatory redemption rights, (ii) payment of a principal amount at any particular date, (iii) the benefits of any retirement or sinking fund or (iv) require the Company to set aside funds to secure the Company’s obligations under the Series C Preferred Shares.

Section 11. Conversion; Preemptive Rights. The Series C Preferred Shares shall not be convertible into or exchangeable for Common Stock or any other securities or property of the Company. The holders of the Series C Preferred Shares shall not be entitled or subject to any preemptive or similar rights.

Section 12. Additional Issuances. The Board may issue additional Series C Preferred Shares or Junior Securities from time to time in one or more series without the consent of the holders of the Series C Preferred Shares.

Section 13. Book Entry. All Series C Preferred Shares shall initially be represented by a single global certificate issued to The Depository Trust Company and its successors or assigns or any other securities depository selected by the Company (the “Securities Depository”), and registered in the name of its nominee. The Series C Preferred Shares shall continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series C Preferred Shares shall be entitled to receive a certificate evidencing such shares, except in limited circumstances. As long as the Securities Depository (or its nominee) remains the sole holder of the Series C Preferred Shares, no beneficial holder of the Series C Preferred Shares shall be deemed to be a stockholder of the Company.

Section 14. Definitions. For purposes of the Series C Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated below:

“Adjusted EBITDA” means earnings before interest expense and income, income taxes, impairment, depreciation and amortization, foreign currency exchange gain or loss, share based compensation expense, and impairment of goodwill on a consolidated basis in accordance with GAAP.

“Company” means General Finance Corporation, a Delaware corporation.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Company or any Less Than Wholly-owned Subsidiary determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) interest expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid during such period.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to the Company determined on a consolidated basis in accordance with GAAP, the ratio of (a) the result of (i) Adjusted EBITDA of the Company for such period less (ii) Minority Interest Percentage of Adjusted EBITDA of all Less Than Wholly-owned Subsidiaries to (b) (i) Fixed Charges of the Company less (ii) the Minority Interest Percentage of Fixed Charges of Less Than Wholly-owned Subsidiaries for such period.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Indebtedness” means (a) all obligations for borrowed money of the Company, any Less Than Wholly-owned Subsidiary or subsidiaries of the Company, (b) all obligations of the Company or its subsidiaries evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers’ acceptances, or other financial products, (c) all obligations of such Person as a lessee under capital leases, (d) all obligations or liabilities of others secured by a lien on any asset of the Company or its subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations of the Company or its subsidiaries to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), and (f) any obligation of the Company or its subsidiaries guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Less Than Wholly-owned Subsidiary” means any subsidiary of the Company not wholly-owned directly or indirectly by the Company.

“Minority Interest Percentage” means the percentage of any Less than Wholly-owned Subsidiary of the Company not owned directly or indirectly by the Company.

“Person” means natural persons, corporations, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Stated Rate” means     % per annum, subject to the adjustment in the manner described in Section 2(d) hereof.

Section 15. Interpretation. For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in Section 14 hereof is to be construed in accordance with GAAP in effect as of January 1, 2013.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations, Preferences and Rights to be duly executed and acknowledged by Christopher A. Wilson, its Vice President, General Counsel and Secretary.

General Finance Corporation

By:	/s/ Christopher A. Wilson
Christopher A. Wilson Vice President, General Counsel and Secretary

[Signature Page to Certificate of Designations, Preferences and Rights]